                                                                     Exhibit 2.1

                           ASSET PURCHASE AGREEMENT

This Agreement dated November 21, 2000 is made:

BETWEEN:

                    LEADINGSIDE, INC.

                    a Delaware Corporation (the "Seller"),

                    and

                    OPEN TEXT CORPORATION

                    an Ontario Corporation (the "Buyer")


                                    RECITALS

     WHEREAS, the Seller, among other things, (i) has developed, marketed and distributed, licensed, and provides maintenance and customer support for, the Technology and the Intellectual Property and (ii) provides associated technology hosting services from, among other places, its facility in Albany, New York (which activities are collectively referred to herein as the "Business") and also carries on, (iii) a solutions consulting business and has developed, marketed and distributed, and provides maintenance and customer support for KMS software (the "Primary Business");

     WHEREAS the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, all of the assets, property and undertakings Relating to the Business, upon the terms and subject to the conditions hereinafter set forth; provided that it is understood and agreed that the Seller has and will continue to carry on the Primary Business;

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

                                   ARTICLE 1
                                 INTERPRETATION

1.1 DEFINITIONS. In this Agreement, the following terms shall have the meanings set out below unless the context requires otherwise:

(1) "AFFILIATE" means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate, but shall not include any employee of such Person, as such. A Person shall be deemed to control a Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the term "controlled" shall have a similar meaning.

(2) "AGREEMENT" means this Agreement, including the Exhibits and the Schedules to this Agreement, as it or they may be amended or supplemented from time to time, and the expressions "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this Agreement and not to any particular Section or other portion of this Agreement.

(3) "APPLICABLE LAW" means, with respect to any Person, property, transaction, event or other matter, any law, rule, statute, regulation, order, judgment, decree, treaty or other requirement having the force of law (collectively, the "Law") relating or applicable to such Person, property, transaction, event or other matter. Applicable Law also includes, where appropriate, any interpretation of the Law (or any part thereof) by any court, tribunal or other judicial or governmental authority having jurisdiction, or charged with its administration or interpretation.

(4)  "ARBITRATION" has the meaning given in Section 6.8(l).

(5)  "ARBITRATION ACT" has the meaning given in Section 6.8(l).

(6)  DELETED

(7)  "ASSUMED LIABILITIES" shall have the meaning given in Section 2.1(2).

(8) "BOOKS AND RECORDS" means all books, records, files and papers Related to the Business, in electronic form or otherwise, including drawings, engineering information, manuals and data, sales and advertising materials, sales and purchases correspondence, trade association files, research and development records, lists of present and former customers and suppliers, personnel, employment and other records, and all copies and recordings of the foregoing.

(9)  "BUSINESS" shall have the meaning given in the Recitals.

(10) "BUSINESS DAY" means any day except Saturday, Sunday or any day on which banks are generally not open for business in the cities of Boston, Massachusetts or Toronto, Canada.

(11) "BUYER'S LAWYERS" means Gardiner Roberts LLP.

(12) "CLAIM" means any claim, demand, action, cause of action, damage, loss, cost, liability or expense.

(13) "CLOSING" means the completion of the sale to and purchase by the Buyer of the Purchased Assets, under this Agreement.

(14) "CLOSING AGREEMENTS" means the Non-Competition Agreements, and the Receivables Collection Agreement.

(15) "CLOSING DATE" means November 21, 2000 or such earlier or later date as may be agreed upon in writing by the Parties.

(16) "CLOSING DATE PAYMENT" has the meaning given in Section 2.3(l).

(17) "CLOSING TIME" means the time of closing on the Closing Date provided for in Section 3.1 or such earlier or later time as may be agreed upon in writing by the Parties.

(18) "CONSENTS AND APPROVALS" means all consents and approvals required to be obtained in connection with the execution, delivery and performance of this Agreement and the completion of the transactions contemplated by this Agreement.

(19) "DEFERRED MAINTENANCE REVENUE" means revenue previously received by the Seller as compensation for the performance of maintenance obligations to be performed in the future in accordance with the agreements listed in
     Schedule 1.1(19).

(20) "DIRECT CLAIM" has the meaning set out in Section 6.3.

(21) "DISPUTE" means any dispute relating to any claim for indemnification under
     Article 6 by any Indemnified Party.

(22) "EFFECTIVE DATE" means the Closing Date or such earlier or later date as may be agreed upon in writing by the Parties.

(23) "EFFECTIVE TIME" means the close of business on the Effective Date or such other time as the Parties may agree shall be the Effective Time.

(24) "EMPLOYEE" means an individual who is employed by the Seller and who is being offered employment by the Buyer in connection with the transactions contemplated in this Agreement.

(25) "EXCLUDED ASSETS" means all assets of the Seller not Related to the Business, as well as all of the following assets or categories of assets, whether or not Related to the Business:

          (a) all cash, bank balances, moneys in possession of banks and other depositories, term or time deposits and similar cash items of, owned or held by or for the account of the Seller at the Effective Time, other than the Included Cash;

          (b)  all accounts receivable of the Seller which are not Receivables;

          (c) all shares, notes, bonds, debentures or other securities of or issued by corporations or other persons and all certificates or other evidences of ownership thereof owned or held by or for the account of the Seller;

          (d) the corporate, financial, taxation and other books and records of the Seller that are not Related to the Business;

          (e)  the benefit of any litigation of the Seller;

          (f)  all insurance policies of the Seller;

          (h) the right to receive insurance recoveries under all insurance policies on or after Closing;

          (i) the assets listed on Schedule 1.1(25);

          (j)  all contracts relating to the foregoing;

          (k) except to the extent included on Schedule 5.1(12)(a) and the internet address "www.dataware.com", the names "Dataware Technologies, Inc." "Dataware," "LeadingSide," and "LeadingSide, Inc. and derivatives thereof in any medium;

          (l) any Personal Property of the Seller that does not Relate to the Business; and

          (m) except to the extent expressly included in this Agreement comprising Purchased Assets, all information, accounting, management and other systems, all other assets or rights, and all liabilities that pertain to management, operations and other activities of the Seller which are company wide in nature that encompass both the Business and the other activities of the Seller.

(26) "FINANCIAL STATEMENTS" has the meaning given in Section 5.1(5).

(27) "GOODWILL" means the goodwill Relating to the Business including:

          (a) the exclusive right to the Buyer to represent itself as carrying on the Business in continuation of and in succession to the Seller and all rights to use any words indicating that the Business is so carried on;

          (b) all dealer and vendor certifications in favour of the Business or the Seller and Related to the Business;

          (c) all goodwill relating to the internet address "www.dataware.com" and all past and present sub-trees under that address;

          (d) all records of sales, customer lists and supplier lists of or used in connection with the Business; and

          (e) all rights and interests of the Seller, if any, in the present telephone numbers, and other communications numbers and addresses used by the Business at the Seller's facilities in Albany, New York.

(28) "HOLDBACK" shall have the meaning as defined in section 2.3 (2).

(29) "INCLUDED CASH" means all cash and payments received by the Seller from and after November 1, 2000 which represents payment to the Seller in respect of customer support or other future obligations of the Business, all as described in Schedule 1.1(29), but excluding any amounts payable to the Seller under the Receivables Collection Agreement.

(30) "INDEMNIFIED PARTY" means a Person whom a Party has agreed to indemnify under Article 6.

(31) "INDEMNIFYING PARTY" means, in relation to an Indemnified Party, the Party to this Agreement that has agreed to indemnify that Indemnified Party under
     Article 6.

(32) "INITIATING PARTY" has the meaning given in Section 6.8(2).

(33) "INTELLECTUAL PROPERTY" means all of the Seller's rights to and interests in the following, if any, exclusive of the Excluded Assets:

          (a) the business and trade names, corporate names, brand names and slogans listed on Schedule 5.1(12)(a), if any;

          (b) all inventions, patents, patent rights, patent applications (including all reissues, divisions, continuations, continuations-in-part and extensions of any patent or patent application), industrial designs and applications for registration of industrial designs Related to the Business;

          (c) all right, title and interest in the internet address "www.dataware.com" and all past and present sub-trees under that address;

          (d) all copyrights and trade-marks (whether used with wares or services and including the goodwill attaching to such trade-marks), registrations and applications for trade-marks and copyrights (and all future income from such trade-marks and copyrights) Related to the Business;

          (e) all rights and interests in and to processes, lab journals, notebooks, data, trade secrets, designs, know-how, product formulae and information, manufacturing, engineering and other drawings and manuals, Technology, blue prints, research and development reports, agency agreements, technical information, engineering data, design and engineering specifications, and similar materials recording or evidencing expertise or information Related to the Business;

          (f) all of the intellectual property registered under the registrations and applications for registration listed in
               Schedule 5.1(12)(a) and (b) and the permissions and licenses listed in Schedules 5.1(12)(c) and 5.1(12)(e); and

          (g) all licenses (end-user or otherwise) of the intellectual property listed in items (a) to (e) above.

(34) "INTERIM PERIOD" means the period commencing on the date of the Letter of Intent and ending at the Effective Time.

(35) "INVENTORIES" means all inventories of stock-in-trade and merchandise including materials, supplies, work-in-progress, finished goods, tooling, service parts and purchased finished goods Related to the Business and owned by the Seller (including those in possession of suppliers, customers or other third parties).

(36) "LEASED PREMISES" means all real property that is leased or occupied by the Seller under the Premises Leases.

(37) "LEASES" means Personal Property Leases and Premises Leases.

(38) "LETTER OF INTENT" means that certain letter of intent between the Buyer and the Seller dated November 8, 2000 including all extensions thereto.

(39) "LIABILITIES" means all costs, expenses, charges, debts, liabilities, claims, demands and obligations, whether primary or secondary, direct or indirect, fixed, contingent, absolute or otherwise, under or in respect of any contract, agreement, arrangement, lease, commitment or undertaking, Applicable Law or Taxes.

(40) "LICENSES AND PERMITS" means all licenses, permits, filings, authorizations, approvals or indicia of authority issued by any government or agency thereof to the Seller pursuant to Applicable Law and Related to the Business.

(41) "LIEN" means any lien, mortgage, charge, hypothecation, pledge, security interest, prior assignment, lease, sublease, right to possession, encumbrance, claim, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest of the Seller in or to any particular property, owned by the Seller.

(42) "MATERIAL ADVERSE CHANGE" means a change in the business, operations or capital of the Seller which has had or could reasonably be expected to have a material adverse effect on the value of the Business, and where that change or changes are quantifiable in monetary terms, which such a change or changes are in excess of $50,000.00 in the aggregate.

(43) "MATERIAL CONTRACT" means all rights and interests of the Seller, if any, in all purchase orders given or received, executory contracts, agreements, leases and arrangements to which the Seller is a party and by which any of the Purchased Assets or the Business is bound.

(44)  DELETED

(45) "NON-COMPETITION AGREEMENT" means non-competition agreements between the Buyer and the Seller, David Mahoney, in the form attached as Schedule 1.1(45).

(46) "NOTICES" means the notices required to be given to any Person under Applicable Law or pursuant to any Material Contract, Lease, Licence and Permit or otherwise in connection with the execution and delivery of this Agreement or the completion of the transactions contemplated by this Agreement.

(47) "PARTY" means a party to this Agreement and any reference to a Party includes its successors and permitted assigns; and "PARTIES" means every Party.

(48) "PERMITTED LIENS" means those liabilities listed on Schedule 1.1(48) hereof and the rights of third parties under the Material Contracts.

(49) "PERSON" includes an individual, a company, a partnership, a trust, an unincorporated organization, government agency or authority, or other legal entity and the executors, administrators or other legal representatives of an individual in such capacity.

(50) "PERSONAL PROPERTY" means all machinery, equipment, furniture, and other chattels owned by the Seller (including those in possession of third parties) and described in Schedule 5.1(6).

(51) "PERSONAL PROPERTY LEASES" means the chattel leases, equipment leases, rental agreements, conditional sales contracts and other similar agreements set out in Schedule 5.1(8).

(52) "PREMISES LEASES" means all the leases, agreements to lease, subleases, license agreements and occupancy or other agreements relating to the Leased Premises and listed in Schedule 5.1(7).

(53) "PRIME RATE" means the prime rate of interest per annum quoted by Chase Manhattan Bank from time to time as its reference rate of interest for U.S. dollar demand loans made to its commercial customers in the United States of America and which such bank refers to as its "prime rate", as such rate may be changed from time to time.

(54) "PURCHASE PRICE" has the meaning given in Section 2.2.

(55) "PURCHASED ASSETS" means all the properties, assets, interests and rights of the Seller Related to the Business, wherever situate, other than the Excluded Assets, including the following:

          (a)  the Personal Property;

          (b)  the Inventories;

          (c)  the Receivables;

          (d) all rights and interests under or pursuant to all warranties, representations and guarantees, express, implied or otherwise, of or made by suppliers or others to the Seller Related to the Business;

          (e)  the Intellectual Property and the Technology;

          (f)  the Included Cash;

          (g)  the Material Contracts;

          (h) all rights and interests, if any, in and to the Licenses and Permits;

          (i)  the Books and Records;

          (j) all rights and interests of the Seller to and under the Personal Property Leases;

          (k) all rights and interests of the Seller to and in the Leased Premises and under the Premises Leases, including prepaid rents, security deposits and options to renew or purchase, rights of first refusal under the Premises Leases and all leasehold improvements owned by the Seller and forming part of the Leased Premises;

          (l) all prepaid charges, deposits, sums and fees Related to the Business paid by the Seller before the Closing Time;

          (m)  the Goodwill; and

          (n) all other rights, properties and assets (other than any Excluded Assets) of the Seller Related to the Business, of whatsoever nature or kind and wherever situated.

(56) "RECEIVABLES" means the accounts receivable owed to the Seller outstanding on the Closing Date for which there are customer support or other future obligations of the Business, which Receivables are listed on Schedule 1.1(56), together with any unpaid interest accrued on such items.

(57) "RECEIVABLES COLLECTION AGREEMENT" means the agreement attached hereto as
     Schedule 1.1(57).

(58) "RELATED TO THE BUSINESS"; "RELATE TO THE BUSINESS" or "RELATING TO THE BUSINESS" mean comprising, used in, or arising from the Business other than that which is either (i) primarily used by the Primary Business or (ii) part of information, accounting, management and other systems of the Seller which are company wide in nature, and shall be interpreted consistently with the proviso in the Recitals to this Agreement.

(59) "RESPONDING PARTY" has the meaning given in Section 6.8(2).

(60) "SELLER'S LAWYERS" means Palmer and Dodge LLP.

(61) "STATEMENT OF DISPUTE" has the meaning given in Section 6.8(2).

(62) "TAXES" means all governmental taxes, levies, duties, assessments, reassessments and other charges of any nature whatsoever, whether direct or indirect, including income tax, profits tax, gross receipts tax, corporation tax, commodity tax, sales and use tax, wage tax, payroll tax, worker's compensation levy, employer health tax, capital tax, stamp duty, real and personal property tax, land transfer tax, customs or excise duty, excise tax, turnover or value added tax on goods sold or services rendered, withholding tax, social security and unemployment insurance charges or retirement contributions, and any interest, fines, additions to tax, assessments, re-assessments and penalties thereon.

(63) "TECHNOLOGY" means all computer software, completed or in the course of development or further development by or on behalf of the Seller, comprising the computer software applications known as "BRS", "Net Answer", "CD Author", "InQuery", "Query Server", "InFilter" and "Publisher," which includes all prior versions, modifications and accessions thereto and all source code and other materials relating thereto but excluding any software or other material licensed by the Seller from any third party, all as described in Schedules 5.1(12).

(64) "THIRD PARTY CLAIM" has the meaning given in Section 6.3.

(65)  DELETED

(65A) "TRANSFER REGULATIONS" means the Transfer of Undertakings (Protection of Employment) Regulations 1981 (United Kingdom), as amended.

(65B) "UK EMPLOYEE" means the Employee described in Schedule 1.1(65B).

(66)  "U.S. DOLLARS" means the lawful currency of the United States of America.

(67) "U.S. GAAP" means those accounting principles which are recognized as being generally accepted in the United States of America.

(67A) "VATA" means  Value Added Tax Act, 1994 (United Kingdom).

(68) "YEAR 2000 COMPLIANT" means with respect to any software, that such software functions and operates (including, without limitation, accepting, calculating, processing, storing, maintaining, sequencing and outputting) accurately and without delay, interruption or error, all times and dates whether before, on or after 12:00 o'clock a.m. January 1, 2000 (including taking into effect that such year is a leap year) and all times or dates determined or to be determined based on any such times or dates and, without limiting the generality of the foregoing, such software has in no way been adversely affected by the advent of the Year 2000.

1.2 HEADINGS AND TABLE OF CONTENTS. The division of this Agreement into Articles and Sections, the insertion of headings, and the provision of any table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3 NUMBER AND GENDER. Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.4 USE OF THE WORD INCLUDING. The word "includes" or "including" shall mean "includes without limitation" or "including without limitation", respectively.

1.5 BUSINESS DAYS. If any payment is required to be made or other action is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be made or taken on the next Business Day.

1.6 CURRENCY AND PAYMENT OBLIGATIONS. Except as otherwise expressly provided in this Agreement:

(1)  all dollar amounts referred to in this Agreement are stated in U.S.
     Dollars;

(2) any payment contemplated by this Agreement shall be made by wire transfer, certified check or bank draft; and

(3) except in the case of any payment due on the Closing Date, any payment due on a particular day must be received and available not later than 2:00 p.m. (Boston time) on the due date and any payment made after that time shall be deemed to have been made and received on the next Business Day.

1.7 SECTION AND SCHEDULE REFERENCES. Unless the context requires otherwise, references in this Agreement to Sections or Schedules are to Sections or Schedules of this Agreement. The Schedules to this Agreement are as follows:

          1.1(19)           Deferred Maintenance Agreements
          1.1(25)           Excluded Assets
          1.1(29)           Included Cash
          1.1(45)           Form of Non-Competition Agreements
          1.1(48)           Permitted Liens
          1.1(56)           Receivables
          1.1(57)           Receivables Collection Agreement
          1.1(65B)          UK Employee
          2.1(2)            Other Assumed Liabilities
          2.2(3)            Allocation of Purchase Price
          5.1(4)            Financial Statements
          5.1(5)            Assets and Location
          5.1(6)            Personal Property
          5.1(7)            Premises Leases
          5.1(8)            Personal Property Leases
          5.1(9)            Material Contracts
          5.1(12)(a)        Intellectual Property Descriptions and Defective
                            Registrations
          5.1(12)(c)        Form of License Agreement
          5.1(12)(d)        Intellectual Property Non-Disclosure
          5.1(12)(e)        Third Party Intellectual Property
          5.1(12)(j)        Technology Defects
          5.1(13)           Licenses and Permits
          5.1(15)           Consents and Approvals
          5.1(16)           Notices
          5.1(18)           Litigation: Compliance with Law
          5.1(19)           Employment Contracts
          7.1               Bonus Payment to Employees
          7.8               Customers for Use of License-Back

                                   ARTICLE 2
                               PURCHASE AND SALE

2.1   (1)   PURCHASE AND SALE OF PURCHASED ASSETS.  Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from the Seller and the Seller agrees to sell, transfer, assign and deliver to Buyer on the Closing Date (the "Closing"), the Purchased Assets for the Purchase Price as provided in this Agreement.

(2) ASSUMPTION OF ASSUMED LIABILITIES. On Closing, the Buyer shall assume, and thereafter it shall perform and satisfy, without deduction from the Purchase Price otherwise payable hereunder only:

          (a) the following obligations of the Seller arising on and after the Closing Date:

                   (i) the liabilities and obligations of the Seller under the Material Contracts and Premises Leases other than obligations owed in connection with Sovereign Hill or ACSIOM.

                   (ii) the liabilities and obligations of the Seller under the Personal Property Leases; and

                   (iii) the liabilities and obligations of the Seller under the
                         Permitted Liens;

          (b) the accrued vacation liability with respect to Employees described in Section 8.2 hereof;

          (c) the obligations of the Seller under the Material Contracts that gave rise to the accrued Deferred Maintenance Revenues; and

          (d) the additional liabilities and obligations of the Seller set forth on Schedule 2.1(2)

     and not including potential or contingent liabilities, damages, costs or expenses by reason of any breaches of contract, violations of law, torts or failure to perform under any Material Contract, Premises Lease, Personal Property Lease, License or Permit, which in any such case arises from any act or omission occurring prior to the Closing Date (collectively the "Assumed Liabilities"). Notwithstanding the foregoing, the assumption by the Buyer of the foregoing obligations does not prohibit the Buyer from claiming indemnity under Article 6 hereof for any breach of any representation, warranty or covenant of the Seller relating thereto.

(3) PAYMENT OF PURCHASE PRICE. The Buyer shall deliver to the Seller the Purchase Price as provided in Section 2.2.

(4) TRANSFER AND DELIVERY OF PURCHASED ASSETS. The Seller shall, and shall cause its Affiliates to, execute and deliver to the Buyer all such bills of sale, transfers, assignments, instruments of transfer, deeds, assurances, consents, and other documents as shall be necessary to effectively transfer to the Buyer good and marketable title to and interest in the Purchased Assets, free and clear of all Liens (other than Permitted Liens) and to permit the Buyer to effect such registrations, recordings and filings with public authorities as may be required in connection with the transfer of ownership to the Buyer of the Purchased Assets; and the Seller shall deliver up to the Buyer possession of the Purchased Assets.

(5) VAT. The Seller and the Buyer covenant and agree that they shall use all reasonable efforts to ensure that the provisions of Section 49 and article 5 of the Value Added Tax Act (Special Provisions) Order 1995 (United Kingdom) apply to the sale and purchase of the Purchased Assets located in the United Kingdom and that no VAT shall be chargeable in respect thereof.

2.2 (1) AMOUNT OF PURCHASE PRICE. The amount payable by the Buyer for the Purchased Assets (the "Purchase Price") shall, subject to any adjustments required by Section 2.4 and exclusive of all applicable sales and transfer taxes (for which the Buyer shall be liable, unless Taxes are required under the law of the relevant jurisdiction to be included in the Purchase Price or a portion thereof) be the amount of $3,000,000.00 plus the assumption of the Assumed Liabilities.

(2) SATISFACTION OF PURCHASE PRICE. At the Closing Time, the Buyer shall pay to the Seller the Purchase Price (less any adjustments and the Holdback) by wire transfer of immediately available funds to an account designated by the Seller or by the delivery to or to the order of the Seller of a certified check or bank draft made payable in lawful money of the United States of America.

(3) ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated in accordance with the provisions of Schedule 2.2(3). The Seller and Buyer agree to allocate the Purchase Price in accordance with the rules under
     Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations promulgated thereunder and to cooperate in good faith with each other to allocate the Purchase Price among the Purchased Assets to the extent necessary to comply with all other applicable laws. The Seller and the Buyer agree to act in accordance with such allocations (including any modifications thereto reflecting any post-closing adjustments) in any relevant Tax returns or filings, including any forms or reports required to be filed pursuant to Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of local, state and foreign law ("1060 Forms"), and to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by Applicable Law. The Seller and the Buyer recognize that the Purchase Price does not include Buyer's acquisition expenses and that Buyer will allocate such expenses appropriately.

2.3 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid and satisfied as follows:

(1) On Closing, in satisfaction of certain of the Buyer's conditions of closing set out in Section 4.1 hereof, the sum of $2,700,000.00 (the "Closing Date Payment"); and

(2) The sum of $300,000.00 (the "Holdback") to be paid, subject to adjustment and delays as contemplated in this Agreement, on the date which is six (6) months following the Effective Date.

2.4 HOLDBACK ADJUSTMENT. Notwithstanding any other term or provision of this Agreement, if on the day that is three (3) months after the Closing Date, fewer than 60% of the Employees who were offered employment by the Buyer remain Employees of the Buyer (for which purpose, each Employee who was terminated involuntarily by the Buyer or who resigned from the Buyer's employment rather than accept terms and conditions of employment not substantially the same as or better than his or her employment immediately before the Closing shall be deemed to remain an Employee of the Buyer), the Holdback will not be paid and will be retained by the Buyer and the Seller shall have no recourse to collect the Holdback or any part thereof. In which event the amount of the Purchase Price allocated to Goodwill shall be reduced by the amount of the Holdback.

2.5 EXCLUDED LIABILITIES. Except for those liabilities as of the Effective Date which the Buyer has agreed to assume in Section 2.1(2), the Buyer will not assume and will not be liable for, and the Seller will remain liable for, all obligations, commitments and liabilities of and claims of any kind whatsoever against the Seller (whether absolute, fixed, accrued or contingent, known or unknown) relating to the Business and the Purchased Assets. Without limiting the generality of the foregoing, it is agreed that the Buyer will have no liability for any of the following obligations or liabilities:

          (a) all product liability claims and liabilities for product return claims relating to any product or service of the Business produced, sold, performed or delivered prior to the Effective Date;

          (b) all liabilities for all Taxes, duties, levies, assessments and other such charges, including any penalties, interests and fines with respect thereto, payable by the Seller to any federal, state, municipal or other government or governmental agency, authority, board, bureau or commission, domestic or foreign, including, without limitation, any taxes in respect of or measured by the sale, consumption or performance by the Seller of any product or service prior to the Effective Date and any Tax under any legislation in respect of all remuneration payable to all persons employed in the Business prior to the Effective Date;

          (c) all liabilities for salaries, wages, commissions, bonus and any other compensation and all liabilities under any employee benefit plans of the Seller relating to employment of all persons in the Business prior to and on the Effective Date, but not including those liabilities assumed by the Buyer under Section 2.1(2) of this Agreement;

          (d) all liabilities for claims for injury, disability, death or worker's compensation arising from or related to employment in the Business prior to the Effective Date; and

          (e) all liabilities in connection with any litigation or threatened litigation, including legal costs, settlement costs and other costs incurred in connection therewith, relating to the Business as it was carried on before the Effective Date, including, without limitation, those matters referred to in Schedule 5.1(18) attached hereto.

2.6 UNASSIGNABLE CONTRACTS. If any rights, benefits or remedies (hereinafter, in this section, collectively called the "RIGHTS") under any Material Contracts are not assignable by the Seller to the Buyer without the consent of the other party thereto (hereinafter, in this section, called the "THIRD PARTY") the Seller hereby covenants to use its reasonable efforts to obtain such consents prior to the Closing Time and until such consents are obtained or if any such consent is not obtained, then, unless the Buyer exercises its rights under Section 4.3 hereof:

          (a)  the Seller will hold the Rights for the benefit of the Buyer;

          (b) the Seller will, at the request and expense and under the direction of the Buyer, in the name of the Seller or otherwise as the Buyer shall specify, take all such actions and do all such things as shall, in the opinion of the Buyer, acting reasonably, be necessary or desirable in order that the obligations of the Seller under such Material Contracts may be performed in a manner such that the Rights shall enure to the benefit of the Buyer and such that all monies receivable under the Material Contracts may be received by the Buyer;

          (c) the Seller will pay over to the Buyer all such monies collected by the Seller in respect of such Material Contracts; and

          (d) to the extent permitted by the Third Party and provided, in the Buyer's opinion, acting reasonably, it would not be prejudicial to the Buyer's rights to do so, the Buyer will perform the obligations under such Material Contracts on behalf of the Seller, and will indemnify the Seller against all liabilities, costs and expenses incurred by the Seller in performing such obligations under this section from the Closing Time.


                                   ARTICLE 3
                              CLOSING ARRANGEMENTS

3.1 CLOSING. The Closing shall take place at 3:00 p.m. (local time) on the Closing Date, or at such other time on the Closing Date as may be agreed in writing by the Seller and the Buyer.

3.2 SELLER'S CLOSING DELIVERIES. At the Closing, the Seller shall deliver or cause to be delivered to the Buyer the following documents:

(1) a certificate of the president of the Seller confirming that all of the Seller's representations and warranties contained in this Agreement are true and correct in all material respects as of the Closing Date (or in the event that such representations and warranties speak of an earlier date, then such date);

(2) the instruments described in Section 2.1(4), including a general conveyance or bill of sale in respect of the assignment, conveyance, transfer and delivery of the Purchased Assets to the Buyer in form reasonably satisfactory to the Buyer;

(3) a certificate of incumbency of the Secretary or other officer of the Seller;

(4) evidence in form satisfactory to the Buyer, acting reasonably, that all of the Consents and Approvals required on behalf of the Seller, if any, have been obtained and that the Notices required on behalf of the Seller, if any, have been delivered;

(5) evidence of compliance by the Seller with all of the provisions of the "bulk sales", "bulk transfer" or similar laws of any jurisdiction, if applicable;

(6)  the Closing Agreements duly executed by the Seller;

(7) an opinion of the Seller's Lawyers concerning the Seller addressed to the Buyer and the Buyer's Lawyers; and

(8) all such other assurances, consents, agreements, documents and instruments relating to the Purchased Assets and as may be reasonably required by the Buyer to complete the transactions provided for in this Agreement;


provided that the Seller covenants that it will deliver to the Buyer a deed of assignment relating to the Purchased Assets located in the United Kingdom within 5 Business Days of the Closing, which deed of assignment will be effective as of the Effective Time.

3.3 BUYER'S CLOSING DELIVERIES. At the Closing, the Buyer shall deliver or cause to be delivered to the Seller the following documents and payments:

(1)  the Closing Date Payment;

(2) one or more instruments of assumption of liabilities in and such other instruments as the Seller may reasonably request in order to effect the assumption by the Buyer of the Assumed Liabilities;

(3) a certificate of the president of the Buyer confirming that all of the Buyer's representations and warranties contained in this Agreement are true and correct in all material respects as of the Closing Date (or in the event that such representations and warranties speak of an earlier date, then such date);

(4) a certificate of incumbency executed by the Secretary or other officer of the Buyer;

(5) evidence in form satisfactory to the Seller acting reasonably that the Consents and Approvals, if any, required on behalf of the Buyer have been obtained and that the Notices, required on behalf of the Buyer, if any, have been delivered;

(6) an opinion of the Buyer's Lawyers concerning the Buyer addressed to the Seller and the Seller's Lawyers;

(7)  the Closing Agreements duly executed by the Buyer;

(8) all such other assurances, consents, agreements, documents and instruments as may be reasonably required by the Seller to complete the transactions provided for in this Agreement.

                                   ARTICLE 4
                             CONDITIONS OF CLOSING

4.1 BUYER'S CONDITIONS. The Buyer shall not be obliged to complete the closing of the transactions contemplated herein unless, at or before the Closing Time, each of the following conditions has been satisfied, it being understood that the following conditions are included for the exclusive benefit of the Buyer and may be waived, in whole or in part, in writing by the Buyer at any time. The Seller covenants and agrees to take all such actions, steps and proceedings as are reasonably within its control as may be necessary to ensure that the following conditions are fulfilled at or before the Closing Time:

(1) Representations and Warranties. The representations and warranties of the Seller in Section 5.1 shall be true and correct in all material respects as of the Closing Date (or in the event that such representations and warranties speak of an earlier date, then such date).

(2) Seller' Compliance. The Seller shall have performed and complied with all of the terms and conditions in this Agreement on its part to be performed or complied with at or before Closing and shall have executed and delivered or caused to have been executed and delivered to the Buyer at the Closing all the documents contemplated in Section 3.2 hereof; and all documentation relating to the due authorization and completion of the sale, purchase and assignment of the Purchased Assets under this Agreement and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Seller of its obligations under this Agreement, shall be satisfactory to the Buyer, acting reasonably.

(3) Due Diligence Investigation. As a result of its investigations carried out pursuant to Section 7. 1, the Buyer shall have completed its due diligence investigation, provided that the Buyer completing the Closing shall not be considered a waiver of any of the Buyer's rights pursuant to this Agreement.

(4) Material Adverse Change. During the Interim Period, there shall have been no Material Adverse Change.

(5)  No Litigation.  There shall be no litigation or proceedings:

          (a) pending or threatened against any of the Parties or against any of their respective Affiliates or any of their respective directors or officers, for the purpose of enjoining, preventing or restraining the completion of the transactions contemplated by this Agreement; or

          (b) pending or threatened against any of the Parties or against any of their respective Affiliates or any of their respective directors or officers which, if adversely decided, would adversely affect the right of the Buyer to acquire or retain the Purchased Assets or to conduct the Business.

(6) Consents and Approvals. All the Consents and Approvals shall have been obtained.

(7) Discharge of Liens. All liens, and other encumbrances on, against or with respect to any of the Purchased Assets (other than the Permitted Liens) shall have been fully and finally discharged and released pursuant to documents and instruments reasonably satisfactory in form and substance to Buyer.

4.2 SELLER'S CONDITIONS. The Seller shall not be obliged to complete the transactions contemplated by this Agreement unless, at or before the Closing Time, each of the following conditions has been satisfied, it being understood that the following conditions are included for the exclusive benefit of the Seller, and may be waived, in whole or in part, in writing, by the Seller at any time. The Buyer covenants and agrees to take all such actions, steps and proceedings as are reasonably within the Buyer's control as may be necessary to ensure that the following conditions are fulfilled at or before the Closing Time:

(1) Representations and Warranties. The representations and warranties of the Buyer in Section 5.3 shall be true and correct in all material respects as of the Closing Date (or in the event that such representations and warranties speak of an earlier date, then such date).

(2) Buyer's Compliance. The Buyer shall have performed and complied with all of the terms and conditions in this Agreement on its part to be performed or complied with at or before the Closing Time and shall have executed and delivered or caused to have been executed and delivered to the Seller at the Closing Time all the documents contemplated in Section 3.3.

(3) No Litigation. There shall be no litigation or proceedings pending or threatened against any of the Parties or against any of their respective Affiliates or any of their respective directors or officers, for the purpose of enjoining, preventing or restraining the completion of the transactions contemplated by this Agreement.

(4) Buyer Offers. The Buyer shall have offered employment prior to the Closing Time (effective as of the Effective Time) to at least 80% of the Seller's employees employed by the Business, on no less favourable terms and conditions (on an individual basis, and subject to Section 8.1) than those which prevail in respect of such employees as of the close of business on the day immediately preceding the Closing Date.

4.3 CONDITION NOT FULFILLED. If any of the conditions set forth in this Article 4 in favour of the Seller or the Buyer, as the case may be, have not been fulfilled, performed or satisfied at or prior to the Closing, the Seller, on the one hand, or the Buyer on the other, may, by written notice to the other, terminate all of their obligations hereunder and such party shall be released from all its obligations under this Agreement. Any of these conditions may be waived in whole or in part by the party entitled to the benefit thereof, without prejudice to any of its rights of termination in the event of non-performance of any other condition, obligation or covenant in whole or in part, and without prejudice to its rights to complete the transaction of purchase and sale contemplated by this Agreement and claim damages for breach of representation, warranty or covenant.


                                   ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES

5.1 REPRESENTATIONS AND WARRANTIES OF THE SELLER. As a material inducement to the Buyer's entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that the Buyer is entering into this Agreement in reliance upon the representations and warranties of the Seller set out in this Section 5.1, the Seller represents and warrants to the Buyer that, except as disclosed in Schedule 5.1 hereto, the section numbers of which refer to the sections of this Agreement to which exception is made:

(1) Corporate Existence and Power. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and possesses full power and capacity to own and convey the Purchased Assets. No act or proceeding has been taken by or against the Seller in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of the Seller.

(2) Corporate Authorization. The execution, delivery and performance by the Seller of this Agreement, and the consummation by the Seller of the transactions contemplated hereby, are within the Seller's corporate powers and have been duly authorized by all necessary corporate action on the part of the Seller.

(3) Enforceability of Seller's Obligations. This Agreement and each Closing Agreement to which the Seller is a party constitutes the valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and to general principles of equity. The execution, delivery and performance by the Seller of this Agreement and the Closing Agreements to which it is a party does not and will not (i) contravene or conflict with or constitute a violation of any provision of any law or regulation binding upon or applicable to the Seller; (ii) contravene or conflict with or constitute a violation of any judgment, injunction, order or decree binding upon or applicable to the Seller; or (iii) result in the creation or imposition of any Lien except for Permitted Liens on any of the Purchased Assets.

(4) Financial Statements. The Seller has furnished the Buyer with the audited consolidated financial statements of the Seller and the notes thereto for each of the years ended and as at December 31, 1998 and 1999, and the unaudited balance sheet of the Seller for the interim period ended September 30, 2000, true and complete copies of which are annexed hereto as
     Schedule 5.1(4) (the "Financial Statements"). The Financial Statements have been prepared in accordance with U.S. GAAP. Each of the balance sheets contained in such Financial Statements fairly present in all material respects the financial position of the Seller as of its respective date and the statements of earnings and retained earnings contained in the Financial Statements fairly present in all material respects the results of operations for the periods indicated; except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments

(5) Title to Purchased Assets. The Seller has good and marketable title to all the Purchased Assets including the Personal Property, Material Contracts, the Leases, the Receivables, the Licenses and Permits, the Intellectual Property, the Technology and the Goodwill, free and clear of any and all encumbrances and Liens, except for Permitted Liens. The Purchased Assets are sufficient to permit the continued operation of the Business in substantially the same manner as conducted during the year prior to the date of this Agreement. All tangible Purchased Assets of the Seller which are material to the Business as conducted in the year ended on the date of this Agreement are located at the locations set out in Schedule 5.1(5) and, in the case of source codes, the addresses set out in Schedule 5.1(12)(c). Except as set out in this Agreement, there is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase from the Seller of the Business or of any of the Purchased Assets out of the ordinary course of business. No Person other than the Buyer has any agreement, option, right or privilege capable of becoming an agreement for the purchase from the Seller of any of the Purchased Assets. Upon making the Closing Date Payment, the Buyer will have acquired good and marketable title in and to the Purchased Assets, free and clear of all Liens (except for Permitted Liens) or any claim in respect of the Purchased Assets, including, without limitation under any applicable community property law.

(6) Personal Property. Schedule 5.1(6) lists each item of Personal Property. All Personal Property is in good operating condition and repair, ordinary wear and tear excepted.

(7) Leased Premises. Schedule 5.1(7) lists all the Premises Leases. Each Premises Lease is in full force and effect, unamended by any oral agreement or otherwise, and the Buyer has been provided with a true copy thereof.
     The Seller is entitled to the full benefit and advantage of such Premises Lease in accordance with the terms thereof. Each Premises Lease is in good standing and except as disclosed in Schedule 5.1(7) there is no dispute between the Seller and any landlord under any of the Premises Leases. None of the Premises Leases has been assigned by the Seller in favour of any Person. The current uses of the Leased Premises comply with the Premises Leases.

(8) Personal Property Leases. Schedule 5.1(8) lists all of the Personal Property Leases and each such Personal Property Lease is in full force and effect and true copies thereof have been provided to the Buyer by the Seller, and the Seller is entitled to the full benefit and advantage of each Personal Property Lease in accordance with its terms to the extent such benefits have not been received by the Seller as of the date hereof. Each Personal Property Lease is in good standing and except as disclosed in
     Schedule 5.1(8) there is no dispute between the Seller and any other party under any Personal Property Lease.

(9) Material Contracts. Schedule 5.1(9) lists all of the Material Contracts. The Seller is not in default in any material respect under any Material Contract and there has not occurred any event which, with the lapse of time or giving of notice or both, would constitute a material default under any Material Contract by the Seller or, to the best of the Seller's knowledge without inquiry, the other parties to the contract. Each Material Contract is in full force and effect, unamended by oral agreement, true copies thereof have been provided to the Buyer by the Seller, and the Seller is entitled to the full benefit and advantage of each Material Contract in accordance with its terms to the extent such benefits have not been received by the Seller as of the date hereof. The Seller has not received any notice of a default by the Seller or a dispute between the Seller and any other party in respect of any Material Contract.

(10) Receivables. The Receivables are valid obligations which arose in the ordinary course of business and are validly collectable subject to any reserves reflected in the Financial Statements. None of the Receivables is due from an Affiliate of the Seller.

(11) Inventories. The Inventories consist of items that are current and of good and merchantable quality other than as disclosed in the Financial Statements. The portion of the Inventories consisting of finished products is saleable in the ordinary course of business. The portion of the Inventories consisting of raw materials and work-in-progress is of a quality useable in the production of finished products in the ordinary course of business.

(12)  Intellectual Property.

          (a) Schedule 5.1(12)(a) lists the major releases of the Technology made generally commercially available by the Seller during the 5 years prior to Closing, and all internet web site domains, domain names, business names and trade names, owned by the Seller and Related to the Business and related trade-mark, copyright and patent registrations made by or on behalf of the Seller comprising part of the Intellectual Property. Except as described in Schedule 5.1(12)(a) all such registrations and applications for registration of the Intellectual Property are valid and subsisting in good standing and are recorded in the name of the Seller and no application for registration of any such trade-mark, copyright or patent Related to the Business made or on behalf of the Seller has been rejected;

          (b) The Seller is the owner of the Intellectual Property and, subject to the rights of licensees of the Technology and licensors listed on Schedule 5.1(12)(e), has the exclusive right to use, sell, license and dispose of, and has the right to bring actions for infringement of, the Intellectual Property. The Seller is not bound by any contract, agreement, or understanding, including any licenses granted by the Seller, that would restrict in the future the Buyer's ability to use or license the Intellectual Property or the Technology in any way that is materially adverse to the Business as it has been carried on to date;

          (c) The Seller is entitled to the exclusive use of the Intellectual Property without payment of any royalty or other fees, subject to rights of licensees of the Intellectual Property and licensors listed on Schedule 5.1(12)(e). Except as disclosed to employees and consultants to the Seller who have signed agreements described in Section 5.1(13)(d) and as otherwise as set out in
               Schedule 5.1(12)(c): (i) all copies of any software forming a part of the Technology have been distributed solely in object code with an indication of the name of the Seller; (ii) each copy of the Technology provided by the Seller other than for demonstration purposes only to any Person is the subject of a license agreement which remains in effect, and to the extent that such licensees continue to be in possession of the Technology, they continue to be bound under their obligations under such licenses; (iii) the form of license currently used by the Seller for licenses of end users of the Technology is attached as Exhibit A to Schedule 5.1(12)(c); and (iv) except pursuant to the contracts disclosed in Schedule 5.1(12)(c), the source code for the Technology has not been delivered or made available to any Person, the Seller has not agreed to or undertaken to or in any way promised to provide such source code to any Person, and such source code is currently stored on the premises of the Seller. The contracts pursuant to which the source code was delivered or made available as disclosed in Schedule 5.1(12)(c), were all (i) with companies whose business is not competitive to the Business and (ii) restricted in such a manner as the source code cannot be used to create any software that is competitive with any of the Technology or the Business;

          (d) Except as disclosed in Schedule 5.1(12)(d), all employees of the Seller and all other Persons involved in the development of the Intellectual Property have entered into agreements substantially in the form attached as Exhibit A to Schedule 5.1(12)(d) in the case of employees of the Seller and Exhibit B to Schedule 5.1(12)(d) in the case of such other Persons;

          (e) The industrial or intellectual property of Persons other than the Seller which the Seller is licensed or otherwise is permitted to use, other than ordinary "shrink-wrap" software delivered with personal computers purchased or used by the Seller and Related to the Business, are disclosed in Schedule 5.1(12)(e) and all such permissions and licenses referred to in Schedule 5.1(12)(e) are in full force and effect and the Seller is not in default of its obligations thereunder. Except as disclosed in Schedule 5.1(12)(e), the Technology neither contains nor embodies any third party software, and the Purchased Assets include all software necessary for the provision by the Seller of technical support to licensees of the Technology as of the Closing Date. None of such permissions and licenses referred to in Schedule 5.1(12)(e) derogate from or fetter the exercise of any licenses granted by the Seller;

          (f) In the period of 5 years prior to the Closing Date no Person other than any registering authority has contested the validity or alleged the invalidity of any registrations for the Intellectual Property or the Seller's rights to any of the Intellectual Property;

          (g) Neither the manufacture, marketing, license, sale or use of any product by the Seller violates any license or agreement of the Seller with any Person pursuant to which the Seller is licensed or otherwise permitted to use the industrial or intellectual property rights of any other Person, whether at common law or statutory. The use of the Intellectual Property and the conduct of the Business has not infringed and does not currently infringe upon the industrial or intellectual property rights of any other Person in Canada or the United States. Except as disclosed in
               Schedule 5.1(12)(e), the use by the Seller of the industrial or intellectual property of any other Person does not require the payment of any royalty, honoraria, fees or other payments to any other Person;

          (h) Except with respect to the name "Dataware," to our knowledge, no Person has infringed the Seller's rights to the Intellectual Property;

          (i) There is no governmental prohibition or restriction on the use or distribution by the Seller of the Technology not common to the use or distribution of software products generally;

          (j) The Technology functions in accordance with the specifications therefor and is free from errors and design and operating effects other than those previously disclosed in writing to the Buyer on
               Schedule 5.1(12)(j). All source code for the Technology is written entirely in the programming environment specified in
               Schedule 5.1(12)(a), and is sufficiently documented in the source code to enable a software developer reasonably skilled in such environment and records/document management to understand and compile using commercially available software and to provide technical support for the Technology upon completion of a training course of the Seller;

          (k) The Technology does not contain any encryption, enciphering or other similar technology or perform any encryption function without the use of other third party software which is not part of or included in the Technology;

          (l) All versions of the Technology currently being shipped by or on behalf of the Seller and all prior versions supported by the Seller are Year 2000 Compliant and will function without modification, and will not be interrupted as a result of, with 4 digit year processing on all date data, including functions which may involve any valid date entry or date data from more than I century or leap years; and

          (m) None of the Technology contains any disabling mechanism or protection feature designed to prevent its use, computer virus, worm, software lock, drop dead device, Trojan-horse routine, trap door, time bomb or any other codes or instructions that may be used to access, modify, delete, damage or disable any portion of the Technology or any computer system on which any of the Technology is installed or in connection with which the Technology may operate.

(13) Licenses and Permits. Schedule 5.1(13) lists all the Licenses and Permits which are material to the conduct of the Business. All such Licenses and Permits are in full force and effect. The Seller is not in violation of any material term or provision or requirement of any such Licenses or Permits and the Seller has not received any notice that any Person has threatened to revoke, amend or impose any further or other condition in respect of, or commenced proceedings to revoke, amend or impose further or other conditions in respect of, any such License or Permit.

(14) Undisclosed Liabilities. There are no liabilities, obligations, indebtedness or commitments, whether accrued, absolute, contingent or otherwise, of the Seller in respect of which the Buyer may become liable on or after the consummation of the transactions contemplated by this Agreement, except the Assumed Liabilities.

(15) Consents and Approvals.  Except for the Consents and Approvals listed in
     Schedule 5.1(15), no consent or approval of any Person is required in connection with the execution and delivery of this Agreement by or on behalf of the Seller and the completion by any of the Seller or the Seller of the transactions contemplated by this Agreement.

(16) Notices. Except for the Notices listed in Schedule 5.1(16) no other Notice is required to be delivered to any Person in connection with the execution and delivery of this Agreement or the completion of the transactions contemplated by this Agreement by or on behalf of the Seller.

(17) Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement by the Seller and the completion (with any required Consents and Approvals and Notices) of the transactions contemplated by this Agreement do not and will not result in or constitute any of the following:

          (a) a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the certificate of incorporation or by-laws of the Seller;

          (b) an event which, pursuant to the terms of any Material Contract or License and Permit, causes any right or interest of the Seller to come to an end in respect of the Business or the Purchased Assets or be amended in any way that constitutes a Material Adverse Change or entitles any Person other than the Seller unilaterally to terminate or amend any such right or interest;

          (c) except for Permitted Liens, the creation or imposition of any Lien on any Purchased Asset; or

          (d) the violation of any Applicable Law applicable to the Seller or the Business.

(18) Litigation. Except as set out on Schedule 5.1(18), there is not now and at the Time of Closing there will not be any action, suit or proceeding (whether or not purportedly on behalf of the Seller) pending or threatened against or affecting the Seller, at law or in equity, or before or by any federal, provincial, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and which involves a possibility of any judgment against, or liability of, the Seller which may in any manner cause a Material Adverse Change to the Business or the Purchased Assets, or any part thereof, or the Seller's ability to convey the Purchased Assets, or any part thereof, in conformity with this Agreement.

(19)  Employment Contracts.

          (a) Schedule 5.1(19) lists all the employees Related to the Business as of the date of this Agreement and the position, status, length of service, compensation and benefits of each of them, respectively and a copy of the current employment agreement entered into with any such employee has been provided to the Buyer, which agreements remain unamended as of the date hereof, and any other arrangement or agreement which remains in effect under which the Seller is required to make any future payments to such employee or former employee has been disclosed to the Buyer. Except as specified in Schedule 5.1(19), there are no contractual arrangements with such employees, all of whom are employed on an "at-will" basis.

          (b) Except as disclosed on Schedule 5.1(19), with respect to such employees, (i) the Seller is in compliance in all material respects with all U.S. federal, state, and local laws, as applicable, respecting employment and employment practices, employee benefit plans, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice, (ii) there is no unlawful employment practice or discrimination charge involving the Seller pending before the Equal Employment Opportunity Commission ("EEOC"), EEOC recognized state "referral agency" or any other Governmental Authority, (iii) none of such employees are represented by any labor union and the Seller is now aware of any attempts to organize any union among such employees, and (iv) no grievance or arbitration proceedings relating to such employees is pending and no written claim therefor exists with respect to the Seller.

          (c) The Seller has complied with the Transfer Regulations in connection with the transfer of the UK Employee.

(20) Environmental Protection. Other than those substances ordinarily used in an office environment in small quantities, the Seller has not caused or allowed, or contracted with any party for, the generation, use, transportation, treatment, storage or disposal of any Hazardous Substances (as defined below) in connection with the operation of the Business or otherwise. The Seller, the operation of its business, and to the Seller's knowledge, the Leased Premises (the "Premises") are in compliance with all applicable Environmental Laws (as defined below) and orders or directives of any governmental authorities having jurisdiction under such Environmental Laws, including, without limitation, any Environmental Laws or orders or directives with respect to any cleanup or remediation of any release or threat of release of Hazardous Substances. The Seller has not received any citation, directive, letter or other communication, written or oral, or any notice of any proceeding, claim or lawsuit, from any person arising out of the ownership or occupation of the Premises, or the conduct of its operations, and the Seller is not aware of any basis therefor. The Seller has obtained and is maintaining in full force and effect all necessary permits, licenses and approvals required by all Environmental Laws applicable to the Premises and the business operations conducted thereon (including operations conducted by tenants on the Premises), and is in compliance with all such permits, licenses and approvals. The Seller has not caused or allowed a release, or a threat of release, of any Hazardous Substance unto, at or near the Premises, and neither the Premises nor any property at or near the Premises has ever been subject to a release, or a threat of release, of any Hazardous Substance. For the purposes of this Agreement, the term "Environmental Laws" shall mean any Federal, state or local law or ordinance or regulation pertaining to the protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601, et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Sections 1 1001, et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901, et seq. For purposes of this Agreement, the term "Hazardous Substances" shall include oil and petroleum products, asbestos, polychlorinated biphenyls, urea formaldehyde and any other materials classified as hazardous or toxic under any Environmental Laws.

(21) Brokerage Fees. The Seller has not entered into any agreement which would entitle any Person to any valid claim against either the Seller or the Buyer for a broker's commission, finder's fee or any like payment from Buyer or any of its Affiliates or from the Seller in respect of the purchase and sale of the Purchased Assets contemplated by this Agreement.

(22) Sufficiency of Assets. The Purchased Assets constitute all of the Seller's assets Related to the Business, except for the Excluded Assets.

(23) ERISA.

          (a) Each employee benefit plan maintained or contributed to by the Seller, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which is sponsored, maintained or contributed to or has been sponsored, maintained or contributed to within six years prior to the Closing Date, by the Seller or any entity that would be considered to be under common control with Seller within the meaning of Section 414 of the Code (each as "ERISA Affiliate"), complies or prior to its termination had compiled in all respects with the requirements prescribed by any and all statutes, rules and regulations, including but not limited ERISA and the Code, that are applicable to such plan.

          (b) Each employee benefit plan maintained or contributed to by the Seller or any ERISA Affiliate which is intended to qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to
               Section 501(a) of the Code.

          (c) The Seller does not have any employee benefit plan other than a 401(k) savings plan, an equity incentive plan, an employee stock purchase plan, and other customary health and welfare benefit plans.

(24) Sovereign Hill. The Seller is not currently in breach of, nor has there been any unremedied breach of the terms of the Software Transfer Agreement dated April 8, 1996 between The Applied Computing Systems Institute of Massachusetts ("ACSIOM") and Sovereign Hill Software, Inc. ("Sovereign Hill") or any and all agreements amending same or signed in connection therewith. To the best of the Seller's knowledge neither W. Bruce Croft nor James P. Callan has, at any time, alleged any breach of the Software Transfer Agreement by the parties to that agreement which would have the effect of rendering void or voidable the assignment executed by each of them on April 8, 1996 and which assignments pertain to the subject matter of the Original Software (as defined in the above referenced Software Transfer Agreement).

(25) Full Disclosure. None of the foregoing representations and warranties and no document furnished by or on behalf of the Seller to the Buyer in connection with the negotiation of the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state any material fact necessary to make any such statement or representation not misleading to a prospective Buyer of the Purchased Assets seeking full information as to the Assets and the Business.


5.1A REPRESENTATIONS AND WARRANTIES ALSO RELATE TO SELLER'S AFFILIATES. The
     Seller acknowledges, covenants and agrees that each of the foregoing representations and warranties are also true and correct with in regard to each of its Affiliates which it is causing to transfer any Purchased Assets to the Buyer or any of its Affiliates.

5.2 REPRESENTATIONS AND WARRANTIES AND COVENANTS OF THE BUYER. The Buyer represents and warrants to the Seller as follows:

(1) Incorporation and Power. The Buyer is a Corporation duly incorporated under the laws of the jurisdiction of its incorporation and is duly organized, validly subsisting and in good standing under such laws.

(2) Due Authorization. The Buyer has all necessary corporate power, authority and capacity to enter into this Agreement and the Closing Agreements and all other agreements and instruments to be executed by it as contemplated by this Agreement and the Closing Agreements and to carry out its obligations under this Agreement and the Closing Agreements and such other agreements and instruments. The execution and delivery of this Agreement and the Closing Agreements and such other agreements and instruments and the completion of the transactions contemplated by this Agreement and the Closing Agreements and such other agreements and instruments have been duly authorized by all necessary corporate action on the part of the Buyer.

(3) Enforceability of Obligations. This Agreement and each of the Closing Agreements constitutes a valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and to general principles of equity. The execution, delivery and performance by the Buyer of this Agreement and the Closing Agreements and all other agreements and instruments to be executed by it as contemplated by this Agreement does not and will not (i) contravene or conflict with or constitute a violation of any provision of the Articles or by-laws of the Buyer or any law or regulation binding upon or applicable to Buyer; (ii) contravene or conflict with or constitute a violation of any judgment, injunction, order or decree binding upon or applicable to the Buyer; or
     (iii) contravene or conflict with or constituting a violation of any agreement or instrument to which the Buyer of a party or by which the Buyer or any of its assets is bound.

(4) Consents and Approvals. No consent or approval of any Person is required in connection with the execution and delivery of this Agreement by or on behalf of the Buyer and the completion by the Buyer of the transactions contemplated by this Agreement.

(5) VAT. The Buyer's United Kingdom Affiliate is a taxable person within the meaning of Section 3 of the VATA with registration number GB674119135and the Buyer intends to use the Purchased Assets in carrying on the same kind of business as that carried on by the Seller.

5.3  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

(1) The representations and warranties of the Seller contained in Section 5.1 or any other agreement, certificate or instrument delivered pursuant to this Agreement shall survive the Closing for a period of 18 months from the Closing Date and, notwithstanding the Closing, shall continue in full force and effect for the benefit of the Buyer, after which time the Seller shall be released from all obligations in respect of such representations and warranties except with respect to any Claims asserted by the Buyer in writing before the expiration of such period.

(2) The representations and warranties of the Buyer contained in Section 5.2 or any other agreement, certificate or instrument delivered pursuant to this Agreement shall survive the Closing for a period of 18 months from the Closing Date and, notwithstanding the Closing, shall continue in full force and effect for the benefit of the Seller, after which time the Buyer shall be released from all obligations in respect of such representations and warranties except with respect to any Claims asserted by the Seller in writing.

                                   ARTICLE 6
                                INDEMNIFICATION

6.1  Indemnities.

(1) The Seller shall indemnify and hold harmless the Buyer, its directors, officers, employees, agents, representatives and the Buyer's Affiliates and their respective directors, officers, employees, agents and representatives in respect of any Claim which may be made or brought against any of them or which any of them may suffer or incur directly or indirectly as a result of, in respect of or arising out of:

          (a) any incorrectness in or breach of any representation or warranty of the Seller or the Seller contained in this Agreement, a Closing Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

          (b) any breach of or any non-fulfillment of any covenant or agreement on the part of the Seller or the Seller under this Agreement, a Closing Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement or a Closing Agreement;

          (c) any and all liabilities suffered, paid or incurred by the Buyer in any way connected with or arising from the employment or termination of employment by (i) the Seller of any employee of the Seller other than the UK Employee at any time; and (ii) the Buyer if any of the Seller's UK employees other than the UK Employee is deemed to have become an employee of the Buyer by operation of the Transfer Regulations, or otherwise in each case as a direct result of the transactions contemplated by this Agreement;

          (d) any order to pay compensation or any award made pursuant to the Transfer Regulations or otherwise in connection with this transaction (including, without prejudice to the generality of the foregoing, Regulation 10 of the Transfer Regulations and pursuant to a claim in respect of the change of identity of employer pursuant to Regulation 5(5) of the Transfer Regulations) provided that the order or award is not made as a result of any act or omission of the Buyer in breach of the Transfer Regulations;

          (e) any and all liabilities of the Seller existing or arising on or before the Closing Date other than the Assumed Liabilities;

          (f) Claims arising out of actions of the Seller prior to the Closing Date;

          (g) any Claim made or brought against the Buyer or the Seller or their respective successors, directors, officers, employees, agents, representatives and Affiliates by any Person as a result of, in respect of or arising out of any Employee or former employee of the Seller or other Person involved in the development of the Technology having any right, title or interest in the Technology or any part thereof; or

          (h) All costs and expenses including, without limitation, reasonable attorney fees, incidental to or in respect of the foregoing.

(2) The Buyer shall indemnify and hold harmless the Seller and its directors, officers, employees, agents, representatives and Affiliates and their respective directors, officers, employees, agents and representatives in respect of any Claim which may be made or brought against any of them or which any of them may suffer or incur directly or indirectly as a result of, in respect of or arising out of:

          (a) any incorrectness in or breach of any representation or warranty of the Buyer contained in this Agreement, a Closing Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

          (b) any breach of or any non-fulfillment of any covenant or agreement on the part of the Buyer under this Agreement, a Closing Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement or a Closing Agreement;

          (c) any breach of the Transfer Regulations by the Buyer or any of its Affiliates; or

          (d) All costs and expenses including, without limitation, reasonable attorney fees, incidental to or in respect of the foregoing.

6.2  LIMITATIONS.

(1) The aggregate liability of each of the Seller and the Buyer, respectively, with respect to all Claims under this Agreement or any Closing Agreement or any other agreement, certificate or instrument delivered pursuant to this Agreement or any Closing Agreement pursuant to the indemnification provisions set forth in this Article 6 shall not exceed the Purchase Price plus any and all amounts paid by the Buyer under the Closing Agreements. Notwithstanding the foregoing, such limitation shall not apply in any circumstance in which a Party has undertaken fraud or made any fraudulent misrepresentation, in all cases excluding any such breach or misrepresentation arising out of negligence or gross negligence of the Party.

(2) An Indemnifying Party will have no liability for indemnification pursuant to Section 6.1 until the total of all Claims of the other Party exceeds $50,000, whereupon the respective Indemnifying Party will be liable for the entire amount of such Damages.

6.3 NOTICE OF CLAIM. If an Indemnified Party becomes aware of a Claim in respect of which indemnification is provided pursuant to Section 6.1 by an Indemnifying Party, the Indemnified Party shall promptly give written notice of the Claim to the Indemnifying Party provided, however, that failure to give such notice shall not constitute a waiver except to the extent the Indemnifying Party is prejudiced by such failure. Such notice shall specify whether the Claim arises as a result of a Claim by a Person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available):

          (a)  the factual basis for the Claim; and

          (b)  the amount of the Claim, if known.

6.4 DIRECT CLAIMS. In the case of a Direct Claim, the Indemnifying Party shall have 30 days from receipt of notice of the Claim within which to make such investigation of the Claim as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information in the possession or control of the Indemnified Party as the Indemnifying Party may reasonably request. If both parties agree at or before the expiration of such 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim (or, if the Buyer is the Indemnified Party, it may set off such amount against any remaining amount of the Holdback), failing which the matter shall be referred to binding arbitration in such manner as the parties may agree as set out herein.

6.5 THIRD PARTY CLAIMS. In the case of a Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim. If the Indemnifying Party elects to assume such control, the Indemnifying Party shall have no liability for sums incurred by the Indemnified Party thereafter, except as provided below. The Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel at its expense or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defenses). The Indemnified Party shall cooperate with the Indemnifying Party so as to permit the Indemnifying Party to conduct such negotiation, settlement and defence and for this purpose shall preserve all relevant documents in relation to the Third Party Claim, allow the Indemnifying Party access on reasonable notice to inspect and take copies of all such documents and require its personnel to provide such statements as the Indemnifying Party may reasonably require and to attend and give evidence at any trial or hearing in respect of the Third Party Claim. If, having elected to assume control of the negotiation, settlement or defence of the Third Party Claim, the Indemnifying Party thereafter fails to conduct such negotiation, settlement or defence with reasonable diligence, then the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If any Third Party Claim is of a nature such that the Indemnified Party is required by Applicable Law or the order of any court, tribunal or regulatory body having jurisdiction, to make such payment with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, as the case may be, then the Indemnified Party may make such payment and the Indemnifying Party shall, promptly after demand by the Indemnified Party, reimburse the Indemnified Party for such payment; provided that the Indemnified Party shall give the Indemnifying Party as much advance notice of such requirement as is reasonably possible in order to permit the Indemnifying Party to contest such requirement. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, promptly after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party. If such a payment, by resulting in settlement of the Third Party Claim, precludes a final determination of the merits of the Third Party Claim and the Indemnified Party and the Indemnifying Party are unable to agree whether such payment was unreasonable in the circumstances having regard to the amount and merits of the Third Party Claim, then such dispute shall be referred to and finally settled by binding arbitration as provided herein from which there shall be no appeal.

6.6 SETTLEMENT OF THIRD PARTY CLAIMS. If the Indemnifying Party fails to assume control of the defense of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, neither the Indemnifying Party nor the Indemnified Party shall settle any Third Party Claim without the written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

6.7 INTEREST ON CLAIMS. The amount of any Claim submitted under Section 6.1 as damages or by way of indemnification shall bear interest from and including the date any Indemnified Party is required to make payment in respect thereof at the Prime Rate calculated from and including such date to but excluding the date reimbursement of such Claim by the Indemnifying Party is made, and the amount of such interest shall be deemed to be part of such Claim.

6.8  ARBITRATION.

(1) Binding Arbitration. Each of the Parties agrees to submit any Dispute that they cannot resolve internally within a reasonable time to formal binding arbitration in accordance with this Section 6.8(l). The arbitration shall be held in Boston, Massachusetts before a single arbitrator mutually agreed to by the Parties to the Dispute or otherwise in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Arbitration Rules") (the "Arbitration").

(2) Notice of Dispute. Any Party or Parties (collectively the "Initiating Party") may serve a notice on the other Party (a "Responding Party") setting out a statement of the Dispute and the facts relating or giving rise thereto, in reasonable detail (the "Statement of Dispute").

(3) Response. Within thirty days after receipt of such notice, each Receiving Party shall respond to the notice by agreeing or commenting on the Statement of Dispute, as the case may be.

(4) Save as otherwise provided by this Section 6.8, the Arbitration shall be governed by the provisions of the Arbitration Rules, provided, however, that the Arbitration may be administered by any organization agreed upon in writing by the Parties and that the Parties by written agreement, may choose to be governed by the rules of such administering organization. The Arbitrator may not amend or disregard any provision of this Section 6.8 without the consent of the Parties.

(5) Qualified to Act. The Arbitrator selected to act hereunder shall be qualified by profession or occupation to decide the matter in dispute.

(6)  Submission of Written Statements.

          (a) Within 15 Business Days of the appointment of the Arbitrator, the Initiating Party shall submit written statements to the Arbitrator setting out in sufficient detail the facts and any contentions of law on which it relies and the relief the Initiating Party claims. Each Responding Party shall have 10 Business Days from the date on which the written statement is received to reply to the written statements submitted by any other Party setting out in sufficient detail which of the facts and contentions of law in the written statement of the Initiating Party it admits or denies, and the grounds and other facts and contentions of law on which it relies.

          (b) Within 10 Business Days of receipt of the Receiving Party's written statements, the Initiating Party may send the Responding Party a statement of reply.

          (c) After submission of all the statements, the Arbitrator may give directions for documentary production and discovery of each Party's case, and for further conduct of the Arbitration bearing in mind the desirability of having cost effective and expeditious dispute resolution on the merits of the case.

          (d) The Arbitrator may, upon application by any Party, modify or extend any time limit contained in this Section 6.8, including any time limit in the above Rules.

(7) Confidentiality. Save and except as may be necessary in the course of the enforcement of an Arbitration award, the Arbitration process and all information discussed therein and arising therefrom shall be held by the Parties in the strictest confidence. The Arbitrator and all other Persons participating in the Arbitration shall execute a confidentiality agreement or undertaking satisfactory to the Parties. For greater certainty, the Parties agree that the Arbitration shall proceed in the event that any other Person refuse to sign a confidentiality undertaking or agreement.

(8)  The Decision.

          (a) The Arbitrator will make and send a decision in writing to the Parties within 30 days after the conclusion of all hearings unless that time period is extended for a fixed period by the Arbitrator on written notice to each Party and, unless the Parties otherwise agree, will set out reasons for decision in the decision;

          (b) Except as provided in the Arbitration Rules and as otherwise required by Law, the decision of the Arbitrator shall be final and binding on the Parties and shall not be subject to any appeal or review procedure, provided that the Arbitrator has proceeded in accordance with the principles of natural justice.

6.9 SURVIVAL. This Article 6 shall survive for the period of 18 months after the Closing Date.


                                   ARTICLE 7
                             POST-CLOSING COVENANTS

7.1 BONUS PAYMENT TO EMPLOYEES. The Buyer covenants and agrees that on the day that is three months after the Closing Date it will pay to the Employees who remain employees of the Buyer or any of its Affiliates on such day, the bonuses described in Schedule 7.1.

7.2 AFFILIATES. Each Party covenants and agrees that it will cause its Affiliates to perform any obligations that may be applicable to them in connection with the transactions contemplated in this Agreement or any of the Closing Agreements.

7.3  DELETED

7.4  DELETED

7.5  DELETED

7.6 CONFIDENTIALITY DURING INTERIM PERIOD AND AFTER CLOSING. During the Interim Period and after the Closing Date, the Seller, and the Buyer shall in all respects comply with the provisions of the Letter of Intent with respect to confidentiality matters. Without limiting the generality of the foregoing, following the Closing Date the Seller will keep all information Related to the Business confidential and will not disclose any such information to any Person without the prior written consent of the Buyer (other than information that is in the public domain prior to the Closing Date or enters into the public domain after the Closing Date from any source other than the Seller or any of its Affiliates or which the Seller is required to disclosed by law).

7.7  REVENUE SHARING AGREEMENTS.  DELETED

7.8 POST-CLOSING LICENSE BACK TO THE SELLER. The Buyer hereby grants the Seller and each of its Affiliates a nonexclusive, nontransferable (except as provided in Section 9.11), paid-up, license to use, modify and copy the Technology for the sole purposes of providing support and maintenance to customers of the Seller's Primary Business who:

          (a) are listed on Schedule 7.8 or who require support and maintenance pursuant to any product warranty obligation of the Seller; and

          (b) are not at the time of the delivery of any such services by the Seller to them delinquent (past 30 days from date of receipt of invoice) in respect of any payments due to the Seller or the Buyer.

     In addition, the foregoing license is limited to those portions of the Technology incorporated in the solutions of such customers in the jurisdictions where such customers are located and only for the term, if any, during which the Seller has contracted to provide such support and maintenance services.

7.9 HADLEY EMPLOYEES AND ASSETS. The Parties covenant and agree that they will in good faith determine on or about November 27, 2000 (i) which of the assets Related to the Business that are located in Hadley, Massachusetts will be transferred to the Buyer within 30 days of the Closing Date; and
     (ii) the number of employees of the Seller located at the Seller's Hadley, Massachusetts premises who will be offered employment by the Buyer (minimum 2 and maximum 8) at no additional cost to the Buyer (other than its assumption of three weeks of vacation pay obligations for each such employee) together with the terms of any space sharing arrangement with regards to such employees.

7.10 DENMARK ASSETS. The Seller covenants and agrees that it will within 30 days of the Closing Date, and for no additional consideration, transfer to the Buyer all of the assets of the Seller or its Affiliates which are located in Denmark and are Related to the Business and which the Buyer has elected to take from the Seller. Provided that if the landlord of the Leased Premises located in Denmark refuses to consent to the transfer of the Premises Lease, the Buyer will not obligate the Seller to transfer such lease to it without providing an indemnity to the Seller in respect thereof.

7.11 BOOKS AND RECORDS. The Buyer covenants and agrees that it shall retain copies of the Books and Records until the fifth anniversary of the Closing Date and make them available, at the Seller's expense, to the Seller or its agents upon reasonable notice during such period. The Buyer acknowledges that the Seller may retain copies of the Books and Records as required by it in order to complete its audit and taxes for the current fiscal year, following which it will forward all such copies to the Buyer.

                                   ARTICLE 8
                                   EMPLOYEES

8.1 EMPLOYEES PRE-CLOSING. Except as provided for in Section 8.2, the Seller shall be fully responsible for all amounts owing to the Employees for salaries, wages, bonuses, holiday pay, vacation pay, sick leave, employee benefits, pension and the like at the rates provided for in the arrangements with the employees up to the Effective Time. In this regard, the Seller covenants and agrees to make payments to the Employees within the time required by law in full satisfaction of all such amounts.

     With respect to any of Seller's plans that are group health plans within the meaning of Section 5000(b)(1) of the Code, Seller will satisfy the notice requirements and perform all other actions required by Sections 4980B and 9801 of the Code or by any similar applicable state statutes. Seller agrees that it is solely responsible for providing continuation health coverage (within the meaning of 4980B(f)(2) of the Code or a comparable state statute) to any employees, former employees or qualified beneficiaries of Seller that have had a "qualifying event" on or prior to the Closing Date. The Seller shall promptly notify the Buyer if it ceases to provide any group coverage to any of the Employees.

8.2 EMPLOYEES ACCRUED VACATION. The Buyer shall assume all accrued vacation payment liabilities in respect of the Employees up to a maximum of three
     (3) weeks vacation per Employee hired by the Buyer, provided that if any Employee does not agree to the transfer of such obligation from the Seller to the Buyer, the Seller will pay to all such Employees who accept their offer of employment from the Buyer all of their accrued vacation pay and the Buyer will pay to the Seller an amount equal to the amount so paid (up to a maximum of three weeks vacation pay for each such Employee who accepts the offer of employment from the Buyer) within 10 Business Days of the Seller invoicing the Buyer for same. If any employees of the Business refuse to accept the offer of employment made in accordance with this section, the Seller shall, in addition to its obligations contained in section 8.1, be responsible for any vacation pay, severance and termination payments owed to such employees.

8.3 UK EMPLOYEE. The Seller and the Buyer acknowledge and agree that the sale of the Purchased Assets in the United Kingdom by the Seller to the Buyer is subject to the application of the Transfer Regulations and that, accordingly, the employment of the Transferring Employee shall not be terminated for a reason arising from or connected in any way with this Agreement.

                                   ARTICLE 9
                                    GENERAL

9.1 EXPENSES. Each Party shall be responsible for its own legal and other expenses (including any Taxes imposed on such expenses) incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and for the payment of any broker's commission, finder's fee or like payment payable, if any, by it in respect of the purchase and sale of the Shares pursuant to this Agreement. This Section 9.1 shall survive for a period of 2 years after the Closing Date.

9.2 PUBLIC ANNOUNCEMENTS. Except to the extent otherwise required by law or with the prior consent of the other Party, neither Party shall make any public announcement regarding this Agreement or the transactions contemplated by this Agreement. The parties agree to consult with each other before issuing any press release or making any public statement with respect to Buyer's acquisition of the Seller, and, prior to the Closing Date, neither shall issue any such press release without the prior approval of the other. This covenant shall expire after the Closing, but thereafter Seller shall not issue any press release or make any public statement without the prior approval of Buyer. This Section 9.2 shall survive for a period of 2 years after the Closing Date.

9.3  NOTICES.

          (a) Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent prepaid by fax or other similar means of electronic communication, in each case to the applicable address set out below:

                   (i)  if to the Buyer, to:

                        c/o Open Text Corporation
                        185 Columbia Street West,
                        Waterloo, Ontario, N2L 5Z5
                        Attention: General Counsel
                        Fax: (519) 888-0254

                   and copy to:

                        Gardiner Roberts LLP
                        40 King Street West
                        Toronto, ON, M5H 3Y2
                        Attention: Paul Stoyan
                        Fax: (416) 865-6636

                   (ii) if to the Seller, to:

                        c/o LeadingSide, Inc.
                        One Canal Park
                        Cambridge, MA 02141
                        Attention: Chief Executive Officer
                        Fax: (617) 577-2381

                   with a copy to:

                        Palmer & Dodge LLP
                        One Beacon Street
                        Boston, MA 02108
                        Fax: (617) 227-4420
                        Attention: Matthew C. Dallett

                   (after November 1, 2001:

                        111 Huntington Avenue
                        Boston, MA 02115)

          (b) Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication provided that such day in either event is a Business Day and the communication is so delivered, faxed or sent before 4:30 p.m. on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication sent by mail shall be deemed to have been given and made and to have been received on the fifth Business Day following the mailing thereof; provided however that no such communication shall be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

          (c) Any Party may from time to time change its address under this Section by notice to the other Party given in the manner provided by this Section.

9.4 TIME OF ESSENCE. Time shall be of the essence of this Agreement in all respects.

9.5 ENTIRE AGREEMENT. This Agreement and the Closing Agreements together constitute the entire agreement between the Parties pertaining to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, including the Letter of Intent. There are no conditions, warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Agreement or the Closing Agreements.

9.6 WAIVER. A waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other Party. The waiver by a party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

9.7 SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

9.8 FURTHER ASSURANCES. Each Party shall promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things in connection with this Agreement that the other Party may reasonably require for the purposes of giving effect to this Agreement.

9.9 ATTORNMENT. Each party agrees (i) that any action or proceeding relating to this Agreement may (but need not) be brought in any court of competent jurisdiction in the State of Massachusetts, and for that purpose now irrevocably and unconditionally attorns and submits to the jurisdiction of such Massachusetts court; (ii) to accept service of process with respect to and not to oppose any such Massachusetts action or proceeding on the basis of forum non conveniens or for any other reason; and (iii) not to oppose the enforcement against it in any other jurisdiction of any judgment or order duly obtained from an Massachusetts court as contemplated by this Section.

9.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and the laws of the United States of America applicable in that state and shall be treated, in all respects, as a Massachusetts contract.

9.11 SUCCESSORS AND ASSIGNS. This Agreement shall enure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns provided that (i) the Buyer may assign any or all of its rights under this Agreement to a wholly-owned direct or indirect subsidiary of the Buyer and (ii) the Seller may assign all or substantially of its rights hereunder to any party that acquires all or substantially all of the Seller's assets and business; provided that each Party shall remain bound to perform and shall not be released from any of its obligations under this Agreement. Subject to the foregoing, no Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior written consent of the other Parties.

9.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the Parties adopt any signatures received by a receiving fax machine as original signatures of the Parties; provided, however, that either Party providing its signature in such manner shall promptly forward to the other Party an original of the signed copy of this Agreement which was so faxed.

IN WITNESS WHEREOF the Parties have executed this Agreement.

                                    LEADINGSIDE, INC.

                                    By: /s/ David Mahoney
                                        -------------------------------------
                                        David Mahoney
                                        President and Chief Executive Officer


                                    OPEN TEXT CORPORATION

                                    By: /s/ Thomas Jenkins
                                        -------------------------------------
                                        Thomas Jenkins
                                        Chief Executive Officer